Exhibit 99.1

XPO Logistics Announces Third Quarter 2014 Results

Generates 48% organic revenue growth company-wide

Reaffirms year-end target run rates for $3 billion of revenue and $150 million of EBITDA

Adds freight brokerage cold-start in Denver

GREENWICH, Conn. — November 5, 2014 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the third quarter of 2014. Total gross revenue increased 241.5% year-over-year to $662.5 million, and net revenue increased 402.7% to $175.1 million.

The company reported a net loss of $11.7 million for the quarter, compared with a net loss of $6.0 million for the same period in 2013. The net loss available to common shareholders was $12.4 million, or a loss of $0.23 per diluted share, compared with a net loss of $6.8 million, or a loss of $0.28 per diluted share, for the same period in 2013.

On an adjusted basis, the net loss available to common shareholders, a non-GAAP measure, was $7.3 million, or a loss of $0.13 per share for the quarter, excluding the items detailed below. This compares to an adjusted net loss available to common shareholders of $10.9 million, or a loss of $0.45 per share, in the third quarter of 2013.

Adjusted net loss excludes a debt commitment fee of $9.8 million, or $6.1 million after-tax, related to the acquisition of New Breed, which closed on September 2, 2014; $10.0 million, or $7.1 million after-tax, of transaction and integration costs primarily related to the acquisitions of New Breed, Pacer and ACL; $846,000, or $524,000 after-tax, of charges related to the rebranding of the company’s ground expedited and last mile businesses to XPO Express and XPO Last Mile, respectively; and a $8.6 million tax benefit related to the release of a valuation allowance against deferred tax assets. Reconciliations of adjusted net loss to common shareholders and adjusted EPS are provided in the attached financial tables.

Adjusted earnings (loss) before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to a gain of $24.2 million for the quarter, compared with a loss of $7.1 million for the same period in 2013. Adjusted EBITDA excludes $10.0 million of transaction and integration costs primarily related to the acquisitions of New Breed, Pacer and ACL, as well as $846,000 of rebranding costs; and includes 29 days of New Breed results, as well as $1.8 million of non-cash share-based compensation. A reconciliation of adjusted EBITDA to net income is provided in the attached financial table.

The company had approximately $690 million of cash, including $10 million of restricted cash, as of September 30, 2014.

Reaffirms Full Year 2014 Financial Outlook

The company has reaffirmed its full year 2014 outlook for an annual revenue run rate of more than $3 billion by December 31, and an annual EBITDA run rate of at least $150 million by December 31.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “The third quarter was transformational for us on many fronts. We raised $1.2 billion of capital to fund our growth. We generated a net revenue increase of more than 400%, reflecting the benefit of acquisitions and 48% organic growth. And we turned in our strongest adjusted EBITDA performance to date – $24 million – which reflects less than a month of owning New Breed, our largest acquisition so far. We delivered 58% organic growth in our freight brokerage business, and more than doubled the revenue run rate of our brokerage cold-starts in 12 months to $250 million. Most important, our entire organization is gelling into one integrated operation with a single-minded focus on customer service.

“All of our acquisitions are on track and thriving. In September, we gained critical mass when we acquired New Breed. Our contract logistics business is off to a great start, ahead of plan in its first month out of the gate. In July, we acquired ACL, which recently had a big e-commerce customer win as part of XPO Last Mile. And in intermodal, our team is doing a very good job of meeting shipper requirements in a congested rail market. We’ve made significant gains in intermodal customer satisfaction and proprietary IT development, including our new Rail Optimizer system currently in beta test.”

Jacobs continued, “We’ve built a range of technology-based supply chain services that has grabbed the attention of shippers in North America. And we’re currently in discussions with a number of attractive acquisition prospects in a very active pipeline. Our targets are primarily in our existing lines of business, including contract logistics, last mile and freight brokerage.”

Third Quarter 2014 Results by Business Unit

•	Freight brokerage: The company’s freight brokerage business generated total gross revenue of $518.7 million for the quarter, a 239.8% increase from the same period in 2013. Net revenue margin grew to 20.8%, from 18.1% in 2013, an improvement of 270 basis points. The year-over-year increases in revenue and margin were primarily due to the acquisitions of 3PD, Optima and Pacer, and 58% organic revenue growth. Organic revenue growth included cold-starts, which are on an annualized revenue run rate of approximately $250 million, compared with $120 million a year ago. Excluding the margin benefit of the last mile and intermodal operations, freight brokerage net revenue margin improved year-over-year. Third quarter operating income improved to a gain of $2.0 million, compared with a loss of $3.4 million a year ago.

•	Contract logistics: The company’s contract logistics business generated net revenue of $50.1 million and operating income of $4.5 million. The New Breed acquisition was completed on September 2, 2014.

•

Expedited transportation: The company’s expedited transportation business generated total gross revenue of $36.5 million for the quarter, a 45.4% increase from the same period in 2013. Net revenue margin grew to 30.2%, compared with 18.1% in 2013, an improvement of 1,210 basis points. The increase in net revenue margin is primarily attributable to the acquisition of NLM, which recognizes revenue on a net basis. Third quarter operating income increased to $2.9 million, from $1.7 million a year ago.

•	Freight forwarding: The company’s freight forwarding business generated total gross revenue of $59.7 million for the quarter, a 212.2% increase from the same period in 2013. Net revenue margin was 10.5%, compared with 13.8% in 2013. The increase in total gross revenue and the decrease in net revenue margin were due in part to the consolidation of the former Pacer freight forwarding operations, which shifted the revenue mix toward higher-revenue, lower-margin international transactions. Third quarter operating loss was $20,000, compared with a loss of $2.6 million a year ago.

•	Corporate: Corporate SG&A expense for the third quarter of 2014 was $23.0 million, compared with $14.2 million for the third quarter of 2013. Corporate SG&A for the third quarter of 2014 includes: $10.0 million, or $7.1 million after-tax, of transaction and integration costs related to acquisitions; $1.8 million, or $1.1 million after-tax, of non-cash share-based compensation; and $1.5 million, or $918,000 after-tax, of litigation costs.

Nine Months 2014 Financial Results

For the nine months ended September 30, 2014, the company reported total revenue of $1.5 billion, a 242.8% increase from the first nine months of 2013.

For the first nine months of 2014, net loss was $53.6 million, compared with net loss of $37.9 million for the same period last year. The net loss available to common shareholders was $55.8 million, or a loss of $1.13 per diluted share, compared with a net loss of $40.2 million, or a loss of $1.99 per diluted share, for the same period in 2013.

On an adjusted basis, the net loss available to common shareholders, a non-GAAP measure, was $28.7 million, or a loss of $0.58 per share for the first nine months of 2014, excluding the items detailed below. This compares to an adjusted net loss available to common shareholders of $32.6 million, or a loss of $1.61 per share, for the first nine months of 2013.

Adjusted net loss for the first nine months of 2014 excludes $22.3 million, or $15.4 million after-tax, of transaction and integration costs related primarily to the acquisitions of New Breed, Pacer and ACL; debt commitment fees of $14.4 million, or $8.9 million after-tax, related to the acquisitions of New Breed and Pacer; $3.3 million, or $2.1 after-tax, of accelerated amortization of trade names; and $1.2 million, or $722,000 after-tax, of charges related to the rebranding of the company’s ground expedited and last mile businesses. Reconciliations of adjusted net loss to common shareholders and adjusted EPS are provided in the attached financial tables.

Adjusted EBITDA improved to a gain of $39.8 million for the first nine months of 2014, compared with a loss of $27.0 million for the same period in 2013. Adjusted EBITDA for the first nine months of 2014 excludes $22.3 million of transaction and integration costs related primarily to the acquisitions of New Breed, Pacer and ACL; $1.2 million of charges related to the rebranding of the company’s ground expedited and last mile businesses; and includes $5.6 million and $3.4 million of non-cash share-based compensation for 2014 and 2013, respectively. A reconciliation of adjusted EBITDA to net income is provided in the attached financial table.

Expands Freight Brokerage Network with Cold-start and State Incentives

The company announced the further expansion of its freight brokerage network with the addition of a cold-start location in Denver, Colo., in the fourth quarter. The company also announced that it has been approved for tax incentives through the Kentucky Business Investment Program to create up to 88 jobs at its Newport, Ky., brokerage location; and has been approved by the Missouri Department of Economic Development for an economic incentive package to create up to 125 new jobs at its Kansas City, Mo., brokerage location.

Conference Call

The company will hold a conference call on Thursday, November 6, 2014, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-800-708-4540; international callers dial +1-847-619-6397. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until December 6, 2014. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 38176896.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) facilitates more than 33,000 deliveries a day as one of the fastest growing providers of transportation logistics services in North America. XPO is the fourth largest freight brokerage firm, the third largest provider of intermodal services, the largest provider of last mile logistics for heavy goods, the largest manager of expedited shipments, and the leading provider of highly engineered, technology-enabled contract logistics. Additionally, the company has growing positions in managed transportation, global freight forwarding and less-than-truckload brokerage.

XPO has 199 locations and approximately 10,700 employees. Its four business segments – freight brokerage, contract logistics, expedited transportation and freight forwarding – utilize relationships with ground, rail, sea and air carriers and other suppliers to serve over 15,000 customers in the manufacturing, industrial, retail, technology, aerospace, commercial, life sciences and governmental sectors. The company has more than 4,000 trucks under contract to its drayage, expedited and last mile subsidiaries, and has access to additional capacity through its relationships with over 28,000 other carriers. For more information: www.xpo.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as adjusted net loss available to common shareholders, adjusted EPS, adjusted earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”), in each case for the quarters and nine-month periods ended September 30, 2014 and 2013. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that adjusted net loss available to common shareholders improves comparability from period to period by removing the impact of nonrecurring expense items, including items related to our rebranding of Express-1 to XPO Express and our acquisition of Pacer, which we completed on March 31, 2014, and our acquisitions of ACL and New Breed, which we completed during the third quarter. We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base

(depreciation and amortization), tax consequences and transaction and integration costs related to the acquisitions of New Breed, Pacer and ACL. In addition to its use by management, we believe that adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, adjusted EBITDA should only be used as a supplemental measure of our operating performance.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the company’s full year 2014 financial targets and the receipt of tax incentives from the Kentucky Business Investment Program. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the acquisitions, including the expected impact on XPO’s results of operations; the ability to realize anticipated synergies and cost savings with respect to acquired companies; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including management teams; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s networks of third-party transportation providers; the ability to retain XPO’s and acquired companies’ largest customers; XPO’s ability to successfully integrate New Breed, ACL and other acquired businesses; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpo.com

Media Contacts:

Brunswick Group

Darren McDermott, +1-212-333-3810

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue	$662,470	$193,982	$1,525,882	$445,071
Operating expenses
Cost of purchased transportation and services	487,365	159,147	1,170,509	374,636
Direct operating expense	71,026	2,077	102,118	2,077
Sales, general and administrative expense	117,717	51,177	300,148	112,159

Total operating expenses	676,108	212,401	1,572,775	488,872

Operating loss	(13,638)	(18,419)	(46,893)	(43,801)

Other expense	296	235	546	294
Interest expense	17,842	6,415	31,303	12,585

Loss before income tax provision	(31,776)	(25,069)	(78,742)	(56,680)
Income tax benefit	(20,077)	(19,044)	(25,147)	(18,748)

Net loss	(11,699)	(6,025)	(53,595)	(37,932)
Cumulative preferred dividends	(733)	(743)	(2,208)	(2,229)

Net loss available to common shareholders	$(12,432)	$(6,768)	$(55,803)	$(40,161)

Basic loss per share
Net loss	$(0.23)	$(0.28)	$(1.13)	$(1.99)
Diluted loss per share
Net loss	$(0.23)	$(0.28)	$(1.13)	$(1.99)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	54,470	24,222	49,497	20,167
Diluted weighted average common shares outstanding	54,470	24,222	49,497	20,167

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$680,101	$21,524
Accounts receivable, net of allowances of $8,148 and $3,539, respectively	475,323	134,227
Prepaid expenses	16,682	3,935
Deferred tax asset, current	8,581	3,041
Income tax receivable	13,217	—
Other current assets	9,875	7,304

Total current assets	1,203,779	170,031

Property and equipment, net of $33,392 and $11,803 in accumulated depreciation, respectively	224,138	56,571
Goodwill	918,485	363,448
Identifiable intangible assets, net of $54,560 and $15,411 in accumulated amortization, respectively	363,004	185,179
Deferred tax asset, long-term	76	72
Restricted cash	10,315	2,141
Other long-term assets	26,496	2,799

Total long-term assets	1,542,514	610,210

Total assets	$2,746,293	$780,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$241,354	$71,391
Accrued salaries and wages	45,577	11,741
Accrued expenses, other	47,772	9,489
Current maturities of long-term debt	2,907	2,028
Other current liabilities	7,960	4,684

Total current liabilities	345,570	99,333

Senior notes due 2019	500,000	—
Convertible senior notes	102,339	106,268
Revolving credit facility and other long-term debt, net of current maturities	229	75,373
Deferred tax liability, long-term	83,813	15,200
Other long-term liabilities	61,854	28,224

Total long-term liabilities	748,235	225,065

Commitments and contingencies
Stockholders’ equity:
Series A convertible perpetual preferred stock, $.001 par value; 10,000,000 shares; 73,335 and 74,175 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	42,258	42,737
Series B convertible perpetual preferred stock, $.001 par value; 371,848 shares; 371,848 and 0 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	363,898	—
Common stock, $.001 par value; 150,000,000 shares authorized; 64,486,445 issued and outstanding at September 30, 2014 and 30,583,073 and 30,538,073 shares issued and outstanding, respectively, at December 31, 2013	64	30
Additional paid-in capital	1,413,860	524,972
Treasury stock, at cost, 0 and 45,000 shares held, respectively	—	(107)
Accumulated deficit	(167,592)	(111,789)

Total stockholders’ equity	1,652,488	455,843

Total liabilities and stockholders’ equity	$2,746,293	$780,241

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended
	September 30,
	2014	2013
Operating activities
Net loss	$(53,595)	$(37,932)
Adjustments to reconcile net loss to net cash from operating activities
Provisions for allowance for doubtful accounts	5,108	1,855
Depreciation and amortization	63,790	11,743
Stock compensation expense	5,636	3,374
Accretion of debt	4,199	4,437
Deferred tax expense	(28,686)	(18,882)
Other	2,147	(201)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(73,472)	(28,096)
Income tax payable (receivable)	2,889	(662)
Prepaid expense and other current assets	3,027	(2,373)
Other long-term assets	(1,688)	(97)
Accounts payable	39,714	(1,725)
Accrued expenses and other liabilities	17,674	7,014

Cash flows used by operating activities	(13,257)	(61,545)

Investing activities
Acquisition of businesses, net of cash acquired	(813,657)	(352,266)
Payment for purchases of property and equipment	(21,600)	(6,535)
Other	339	125

Cash flows used by investing activities	(834,918)	(358,676)

Financing activities
Proceeds from common stock offerings, net	733,954	239,660
Proceeds from issuance of preferred stock, net	363,898	—
Proceeds from issuance of senior notes, net	489,641	—
Proceeds from borrowing on revolving credit facility	130,000	—
Repayment of borrowings on revolving credit facility	(205,000)	—
Dividends paid to preferred stockholders	(2,208)	(2,229)
Payments of tax withholdings for restricted shares	(2,501)	(1,585)
Other	(1,032)	(659)

Cash flows provided by financing activities	1,506,752	235,187

Net increase (decrease) in cash	658,577	(185,034)
Cash and cash equivalents, beginning of period	21,524	252,293

Cash and cash equivalents, end of period	$680,101	$67,259

Supplemental disclosure of cash flow information:
Cash paid for interest	$15,282	$6,611
Cash (received) paid for income taxes	$(1,091)	$907
Equity portion of acquisition purchase price	$138,252	$10,446

Freight Brokerage

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %
Revenue	$518,656	$152,616	$366,040	239.8%	$1,243,734	$326,206	$917,528	281.3%
Cost of purchased transportation and services	410,977	124,966	286,011	228.9%	986,631	275,923	710,708	257.6%

Net revenue	107,679	27,650	80,029	289.4%	257,103	50,283	206,820	411.3%

Direct operating expense	29,090	2,077	27,013	1300.6%	60,182	2,077	58,105	2797.5%
SG&A expense
Salaries & benefits	39,608	17,442	22,166	127.1%	103,928	39,972	63,956	160.0%
Other SG&A expense	13,209	5,172	8,037	155.4%	32,389	10,097	22,292	220.8%
Purchased services	4,641	1,763	2,878	163.2%	11,449	3,556	7,893	222.0%
Depreciation & amortization	19,158	4,611	14,547	315.5%	46,747	6,805	39,942	587.0%

Total SG&A expense	76,616	28,988	47,628	164.3%	194,513	60,430	134,083	221.9%

Operating income (loss)	$1,973	$(3,415)	$5,388	-157.8%	$2,408	$(12,224)	$14,632	-119.7%

Note: Total depreciation and amortization for the Freight Brokerage reportable segment included in both direct operating expense and SG&A, was $21,090,000 and $4,611,000 for the three-months ended September 30, 2014 and 2013, respectively, and $49,354,000 and $6,805,000 for the nine-months ended September 30, 2014 and 2013, respectively.

Freight Brokerage

Key Data

(In thousands, except personnel data)

	3 Mos Ended	3 Mos Ended	9 Mos Ended	9 Mos Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Revenue
Truckload, LTL, and Intermodal	$395,246	$106,081	$927,322	$279,671
Last Mile	123,410	46,535	316,412	46,535

Total Revenue	$518,656	$152,616	$1,243,734	$326,206

Net Revenue
Truckload and LTL	$25,387	$14,063	$69,438	$36,404
Intermodal	47,198	380	97,110	672

Total Truckload, LTL, and Intermodal	72,585	14,443	166,548	37,076
Last Mile	35,094	13,207	90,555	13,207

Total Net Revenue	$107,679	$27,650	$257,103	$50,283

Net Revenue %
Truckload, LTL, and Intermodal	18.4%	13.6%	18.0%	13.3%
Last Mile	28.4%	28.4%	28.6%	28.4%

Overall Net Revenue %	20.8%	18.1%	20.7%	15.4%

Direct Operating Expense
Intermodal	$23,361	$—	$46,233	$—
Last Mile	5,729	2,077	13,949	2,077

Total Direct Operating Expense	$29,090	$2,077	$60,182	$2,077

Freight Brokerage personnel (end of period)	2,411	1,489

Note: Employee totals are as of period end, and primarily include the positions of shipper sales, carrier procurement and brokerage operations, and reflect the impact of recruitment and acquisitions.

Expedited Transportation

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %
Revenue	$36,489	$25,101	$11,388	45.4%	$106,530	$75,421	$31,109	41.2%
Cost of purchased transportation and services	25,479	20,563	4,916	23.9%	72,988	62,866	10,122	16.1%

Net revenue	11,010	4,538	6,472	142.6%	33,542	12,555	20,987	167.2%

SG&A expense
Salaries & benefits	4,341	1,893	2,448	129.3%	12,871	5,854	7,017	119.9%
Other SG&A expense	1,607	470	1,137	241.9%	4,734	1,587	3,147	198.3%
Purchased services	608	212	396	186.8%	1,604	747	857	114.7%
Depreciation & amortization	1,580	224	1,356	605.4%	8,077	689	7,388	1072.3%

Total SG&A expense	8,136	2,799	5,337	190.7%	27,286	8,877	18,409	207.4%

Operating income	2,874	1,739	1,135	65.3%	6,256	3,678	2,578	70.1%

Accelerated amortization of Express-1 trade name	—	—	—	0.0%	3,346	—	3,346	100.0%

Adjusted operating income	$2,874	$1,739	$1,135	65.3%	$9,602	$3,678	$5,924	161.1%

Note: Total depreciation and amortization for the Expedited Transportation reportable segment included in both cost of purchased transportation and services and SG&A, was $1,615,000 and $262,000 for the three-months ended September 30, 2014 and 2013, respectively, and $8,181,000 and $821,000 for the nine-months ended September 30, 2014 and 2013, respectively.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

Freight Forwarding

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %
Revenue	$59,721	$19,129	$40,592	212.2%	$133,405	$54,700	$78,705	143.9%
Cost of purchased transportation and services	53,424	16,481	36,943	224.2%	118,797	47,103	71,694	152.2%

Net revenue	6,297	2,648	3,649	137.8%	14,608	7,597	7,011	92.3%

SG&A expense
Salaries & benefits	3,674	1,618	2,056	127.1%	9,180	4,569	4,611	100.9%
Other SG&A expense	1,610	328	1,282	390.9%	3,578	1,048	2,530	241.4%
Purchased services	524	63	461	731.7%	1,108	311	797	256.3%
Depreciation & amortization	509	3,227	(2,718)	-84.2%	1,110	3,407	(2,297)	-67.4%

Total SG&A expense	6,317	5,236	1,081	20.6%	14,976	9,335	5,641	60.4%

Operating loss	$(20)	$(2,588)	$2,568	-99.2%	$(368)	$(1,738)	$1,370	-78.8%

Contract Logistics

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %
Net revenue	$50,120	$—	$50,120	100.0%	$50,120	$—	$50,120	100.0%
Direct operating expense	41,936	—	41,936	100.0%	41,936	—	41,936	100.0%
SG&A expense
Salaries & benefits	1,582	—	1,582	100.0%	1,582	—	1,582	100.0%
Other SG&A expense	516	—	516	100.0%	516	—	516	100.0%
Purchased services	358	—	358	100.0%	358	—	358	100.0%
Depreciation & amortization	1,224	—	1,224	100.0%	1,224	—	1,224	100.0%

Total SG&A expense	3,680	—	3,680	100.0%	3,680	—	3,680	100.0%

Operating income	$4,504	$—	$4,504	100.0%	$4,504	$—	$4,504	100.0%

Note: Total depreciation and amortization for the Contract Logistics reportable segment included in both direct operating expense and SG&A, was $3,450,000 for the three- and nine-months ended September 30, 2014.

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Variance	Change %	2014	2013	$ Variance	Change %
SG&A expense
Salaries & benefits	$7,127	$5,995	$1,132	18.9%	$23,922	$15,095	$8,827	58.5%
Other SG&A expense	4,660	2,097	2,563	122.2%	10,153	4,791	5,362	111.9%
Purchased services	10,599	5,767	4,832	83.8%	23,923	12,921	11,002	85.1%
Depreciation & amortization	583	296	287	97.0%	1,695	710	985	138.7%

Total SG&A expense	$22,969	$14,155	$8,814	62.3%	$59,693	$33,517	$26,176	78.1%

Note: Intercompany eliminations included revenue of $2.5 million and $2.9 million for the three-months ended September 30, 2014 and 2013, respectively, and $7.9 million and $11.3 million for the nine-months ended September 30, 2014 and 2013, respectively.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Loss

(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change%	2014	2013	Change%
Net loss available to common shareholders	$(12,432)	$(6,768)	83.7%	$(55,803)	$(40,161)	38.9%
Preferred dividends	(733)	(743)	-1.3%	(2,208)	(2,229)	-0.9%

Net loss	(11,699)	(6,025)	94.2%	(53,595)	(37,932)	41.3%

Debt commitment fees(1)	9,772	3,018	223.8%	14,396	3,018	377.0%
Other interest expense	8,070	3,397	137.6%	16,907	9,567	76.7%
Income tax benefit	(20,077)	(19,044)	5.4%	(25,147)	(18,748)	34.1%
Accelerated amortization of trade names	—	3,070	-100.0%	3,346	3,070	9.0%
Other depreciation and amortization	27,247	5,326	411.6%	60,444	8,673	596.9%

EBITDA	$13,313	$(10,258)	-229.8%	$16,351	$(32,352)	-150.5%

Transaction and integration costs	10,004	3,150	217.6%	22,290	5,307	320.0%
XPO Express and XPO Last Mile rebranding costs	846	—	100.0%	1,166	—	100.0%

Adjusted EBITDA	$24,163	$(7,108)	-439.9%	$39,807	$(27,045)	-247.2%

(1)	Debt commitment fees are recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Loss and Net Loss Per Share to Adjusted Net Loss and Net Loss Per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP net loss available to common shareholders	$(12,432)	$(6,768)	$(55,803)	$(40,161)
Accelerated amortization of trade names	—	3,070	3,346	3,070
XPO Express and XPO Last Mile rebranding costs	846	—	1,166	—
Transaction and integration costs	10,004	3,150	22,290	5,307
Debt commitment fees(1)	9,772	3,018	14,396	3,018
Tax impact of above adjustments	(6,902)	(2,964)	(14,110)	(3,788)
Release of tax valuation allowance	(8,592)	(10,437)	—	—

Adjusted net loss available to common shareholders	$(7,304)	$(10,931)	$(28,715)	$(32,554)

Adjusted basic loss per share
Adjusted net loss	$(0.13)	$(0.45)	$(0.58)	$(1.61)
Adjusted diluted loss per share
Adjusted net loss	$(0.13)	$(0.45)	$(0.58)	$(1.61)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	54,470	24,222	49,497	20,167
Diluted weighted average common shares outstanding	54,470	24,222	49,497	20,167

(1)	Debt commitment fees are recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Basic common stock outstanding	54,469,943	24,221,987	49,497,353	20,167,436

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,476,430	10,604,891	10,485,283	10,608,752
Shares underlying the conversion of the convertible senior notes	7,341,490	8,749,239	7,473,420	8,749,239
Shares underlying warrants to purchase common stock	8,222,305	7,348,157	8,011,371	6,721,704
Shares underlying stock options to purchase common stock	557,973	424,122	529,072	347,356
Shares underlying restricted stock units	821,892	432,888	713,498	332,488

	27,420,090	27,559,297	27,212,644	26,759,539

Diluted weighted shares outstanding	81,890,033	51,781,284	76,709,997	46,926,975

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the periods presented. Due to the contingent stockholder approval necessary to convert the Series B Convertible Perpetual Preferred Stock into common stock, the Series B Convertible Perpetual Preferred Stock will not be included in the denominator used to calculate diluted earnings per common share until the contingency has been satisfied. The impact of this dilution was not reflected in the earnings per share calculations on the Condensed Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average closing market price of common stock of $31.57 per share and $22.31 per share for the three months ended September 30, 2014 and 2013, respectively, and $28.96 per share and $18.81 per share for the nine months ended September 30, 2014 and 2013, respectively.

For informational purposes, the following table represents fully diluted shares as of September 30, 2014, calculated on a non-weighted basis without giving effect to the portion of any period in which the diluted shares were outstanding. The Series B Convertible Perpetual Preferred Stock conversion into common stock has been included for informational purposes although conversion is contingent upon obtaining shareholder approval. The dilutive effect of the warrants, options and RSUs in the table was calculated using the closing market price of common stock on September 30, 2014. A non-weighted basis for calculating fully diluted shares is a non-GAAP financial measure as defined under SEC rules.

XPO Logistics, Inc.

Diluted Shares as of September 30, 2014
Common stock outstanding	64,486,445
Series A preferred stock	10,476,430
Series B preferred stock	12,128,115
Convertible senior notes	7,341,341
Warrants	8,602,026
Outstanding stock options	681,468
Restricted stock units	1,959,906

Total	105,675,731